Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Autodesk, Inc. 1998 Employee Qualified Stock Purchase Plan, the Autodesk, Inc. 2012 Employee Stock Plan and the Autodesk, Inc. 2012 Outside Directors’ Stock Plan of our reports dated March 18, 2011, with respect to the consolidated financial statements and schedule of Autodesk, Inc. and the effectiveness of internal control over financial reporting of Autodesk, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2011 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Francisco, California

February 13, 2012